Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-26835

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 13, 1997)

                                 RENT-WAY, INC.

          $20,000,000 7.0% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2007
                   (INTEREST PAYABLE FEBRUARY 1 AND AUGUST 1)
                                       AND
                        1,495,886 SHARES OF COMMON STOCK


                                   ----------

         This Prospectus Supplement supplements the Prospectus dated June 13, 1997 relating to $20,000,00 aggregate principal amount of 7.0% Convertible Subordinated Debentures due 2007 (the "Debentures") of Rent-Way, Inc., a Pennsylvania corporation (the "Company") and 1,495,886 shares of Common Stock, without par value of the Company, issuable upon the conversion of the Debentures, subject to adjustment under certain circumstances (the "Common Stock" and, together with the Debentures, the "Securities"). The Securities may be offered and sold from time to time by the holders named herein pursuant to this Prospectus Supplement. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. All terms used herein shall have the meaning given them in the Prospectus.

                                   ----------

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

                                                     ----------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus Supplement is November 17, 1998.

                  The information set forth under the caption "Selling Security Holders" at pages 16 and 17 of the Prospectus is supplemented to add the following to the list of Selling Security Holders:

                                                                            Principal Amount
                                                         Principal Amount     of Debentures
                                                                of             that May Be        Percentage of
                                                            Debentures              Sold              Notes
                         Name                                   Owned                              Outstanding
Donaldson, Lufkin & Jenrette Securities
  Corporation                                               $  200,000      $  200,000                 1.0%
SoundShore Holdings Ltd.                                     5,269,000       5,269,000                 26.3%

                  Other than as a result of the ownership of the Securities offered hereby, none of the Selling Security Holders has had any material relationship with the Company within the past three years, except as noted herein.

                  Because the Selling Security Holders may, pursuant to this Prospectus, offer all or some portion of the Debentures and the shares of Common Stock issuable upon conversion thereof they presently hold, no estimate can be given as to the amount of the Debentures or the shares of Common Stock issuable upon conversion thereof that will be held by such Selling Security Holders upon completion of any such offering. In addition, the Selling Security Holders may have sold, transferred or otherwise disposed of all or a portion of the Debentures or the shares of Common Stock issuable upon conversion thereof since the date on which they provided the information set forth above to the Company. See "Plan of Distribution."

CORPORATE:214800_1 (4LQO_1)